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                                                                     EXHIBIT 5.1



Conseco Finance Corp.
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

Conseco Finance Securitizations Corp.
300 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

     Re:      Registration Statement on Form S-3
              Conseco Finance Vehicle Trust 1999-B
              File No. 333-91557 and 333-91557-01

Ladies and Gentlemen:

     We have acted as counsel to Conseco Finance Corporation, a Delaware corporation (the "Company") and Conseco Finance Securitizations Corp., a Minnesota corporation (the "Seller") in connection with the registration under the Securities Act of 1933, as amended, of $2,747,078,710 of Asset-Backed Notes (the "Notes") to be issued by Conseco Finance Vehicle Trusts to be form from time to time, the related preparation and filing of the Registration Statements on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") (File Nos. 333- 91557 and 333-91557-01) (together, the "Registration Statement"), and the preparation of a Prospectus Supplement dated December 10, 1999, and the related Prospectus dated December 10, 1999 (together, the "Prospectus") relating to the offer and sale by the Seller of $575,000,000 (approximate) aggregate principal amount of Floating Rate Asset-Backed Notes (the "Notes") to be issued by Conseco Finance Vehicle Trust 1999-B (the "Trust"). The corpus of the Trust will consist of the Notes, the related Collateral Security and certain other property. The Trust was established pursuant to a Trust Agreement dated as of December 1, 1999, among the Company, as Servicer, and
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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
December 16, 1999
Page 2

Wilmington Trust Company, as Owner Trustee (the "Trust Agreement"). The Notes are to be issued pursuant to an Indenture dated December 1, 1999 by and between Trust and U.S. Bank Trust National Association, as Trustee (the "Indenture"). The Loans are described in the Prospectus forming part of the Registration Statement.

     We have examined the Registration Statement, the Prospectus, the Trust Agreement, the Sale and Servicing Agreement and Indenture, and such other related documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that:

     1. The Sale and Servicing Agreement has been duly authorized by the Board of Directors of the Company and the Board of Directors of CFSC and duly executed and delivered by the Company, CFSC and the Trustee and constitutes the valid and binding obligation of the Company and CFSC, The Trust Agreement has been duly authorized by the Board of Directors of the Company and the Board of Directors of CFSC and duly executed and delivered by the Company, CFSC and the Trustee and constitutes the valid and binding obligation of the Company and CFSC. The Indenture has been duly authorized by the Trust and duly executed and delivered by the Trust and by the applicable Indenture Trustee constitutes the valid and binding obligation of the Trust.

     2. The Notes have been duly executed and delivered by the Owner Trustee, authenticated by the Indenture Trustee, and delivered and paid for pursuant to the Underwriting Agreement, the Notes have been duly issued and constitute valid and binding obligations of the Trust.

     The opinions set forth above are subject to the following qualifications and exceptions:

          (a) Our opinions above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

          (b) Our opinions above are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).
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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
December 16, 1999
Page 3

          (c) Minnesota Statutes ss. 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

     Our opinions expressed above are limited to the laws of the State of Minnesota and the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.

Dated:   December 16, 1999

                                               Very truly yours,

CFS